Exhibit (d)(3)

TRANSFER AGENCY AND REGISTRAR SERVICES
AGREEMENT

by and between:

TEMPLETON DRAGON FUND, INC.

and

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

Dated:  March 25, 2015

TRANSFER AGENCY AND REGISTRAR SERVICES AGREEMENT

This Transfer Agency and Registrar Services Agreement (this “Agreement”), dated as of March 25, 2015 (the “Effective Date”) is between Templeton Dragon Fund, Inc., a Maryland corporation (the “Fund”) and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company (“AST”).
WHEREAS, the Fund desires the appointment of AST as transfer agent and registrar; and
WHEREAS, AST desires to accept such appointment and perform the services related to such appointment.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
Section 1.	Appointment of Agent
1.01 The Fund hereby appoints AST to act as primary transfer agent and registrar for the securities of the Fund as set forth in Exhibit A hereto (which the Fund shall update as necessary to keep complete and accurate) and as the Fund may request in writing (the “Shares”) in accordance with the terms and conditions hereof, and AST hereby accepts such appointment.
1.02 In connection with the appointment of AST as transfer agent and registrar for the Fund, the Fund shall provide AST:
(a)	Specimens of all forms of outstanding stock certificates, in the forms approved by the Fund’s board, with a certificate of the secretary of the Fund as to such approval.
(b)	Specimens of the signatures of the officers of the Fund authorized to sign stock certificates and specimens of the signatures of the individuals authorized to sign written instructions and requests.
(c)
A copy of the charter and by-laws of the Fund and, on a continuing basis, copies of all material amendments to such charter or by-laws made after the date of this Agreement (such amendments to be provided promptly after such amendments are made).

(d)
A sufficient supply of blank certificates signed by (or bearing the facsimile signature of) the officers of the Fund authorized to sign stock certificates and bearing the Fund’s corporate seal (if required).  AST may use certificates bearing the signature of a person who at the time of use is no longer an officer of the Fund.

Section 2.	Standard Services
2.01 In accordance with the procedures established from time to time by mutual agreement between the Fund and AST, AST shall provide the following services:

(a)	Create and maintain shareholder accounts for all Shares.
(b)	Provide online access capability for the Fund’s personnel, including “read-only” access to individual shareholder files.
(c)	Review transfer documents and certificates for acceptability.
(d)	Complete transfer debit and credit transactions.
(e)	Provide for the original issuance of shares as directed by the Fund.
(f)	Maintain the Fund’s treasury accounts in book entry.
(g)	Furnish clear, simple, and detailed instructions to shareholders throughout the transfer process, as well as clear and concise written explanations of rejected transfers.
(h)	Post transfers to the record system daily.
(i)
Prepare a list of shareholders entitled to vote at the annual meeting as requested by the Fund; mail all proxy materials to shareholders of record as of the proxy record date or provide a list of the names (and other relevant information) of such shareholders of record to a designated third party for purposes of such mailing (it being understood, however, that production of such external files shall be billable as an expense at AST’s standard rates for the production of external tapes); tabulate returned proxy cards; and provide the Fund with access to shareholder voting records via online access or by written report, prior to the Fund’s annual meeting.

(j)	Provide appropriate responses to electronic, telephonic and written inquiries from the Fund’s shareholders.
(k)
Provide an 800 toll-free number and toll number in conjunction with an interactive telephone system capable of providing information and handling shareholder requests without talking to a representative.

(l)	Prepare and submit appropriate tax and other reports required by state and federal agencies, principal stock exchanges, and shareholders, as requested by the Fund.
(m)
Issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed, unless AST has received notice that such certificates were acquired by a bona fide purchaser.  AST shall be entitled to demand an open penalty surety bond satisfactory to AST holding AST and the Fund harmless.  AST shall be entitled to demand payment of the premium and processing fee for such open penalty surety bond from the shareholder.  AST, at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof without such indemnity.

(n)	Compute dividend payment(s) for each account as of the record date, balanced to the official share position.
(o)
Prepare and transmit payments for dividends and distributions declared by the Fund, provided good funds for said dividends or distributions are received by AST prior to the scheduled mailing date for said dividends or distributions.  AST shall be entitled to any income earned with respect to the deposit of any funds by or with AST for the account of the Company or a Shareholder. Any benefits to AST from such deposits shall be deemed to have been con-templated in connection with said reasonable compensation and as part of said express fee arrangement.

(p)	Code lost accounts to suppress printing and mailing of checks in accordance with applicable policies and guidelines.
(q)	Replace lost or stolen dividend checks at a shareholder’s request.
(r)	Withhold taxes on dividends at the appropriate rate when applicable.
(s)	Administer the Fund’s dividend reinvestment plan and/or direct stock purchase plan (i.e. AST’s Investors Choice Plan).
2.02 For the avoidance of doubt, the Fund acknowledges that, as between the Fund and AST, the Fund is responsible for discharging all applicable escheat and notification obligations under applicable Federal and state laws and regulations.  Notwithstanding the foregoing, AST shall perform the annual reporting and other compliance obligations on behalf of the Fund as set forth in the attached Service Addendum.
2.03 AST may outsource any of the services to be provided hereunder, provided, however, that AST shall obtain the Fund’s written approval prior to outsourcing any material portion of the services.  In any event, AST shall retain ultimate responsibility for any of the services so provided.
2.04 AST may provide further services to, or on behalf of, the Fund as may be agreed upon between the Fund and AST. Should AST so elect, AST shall be entitled to provide services to reunify shareholders with their assets, provided the Fund incurs no additional charge for such services.  Furthermore, AST shall provide information agent and proxy solicitation services to the Fund on terms to be mutually agreed upon by the parties hereto.
Section 3.	Fees and Expenses.
3.01 AST shall be entitled to reasonable compensation for all services rendered and shall be reimbursed for all mutually agreed upon reasonable expenses incurred, including without limitation legal costs and costs of responding to subpoenas related to the Fund’s records (regardless of whether AST is still an Agent for the Fund) in connection with its acting as Agent, as set forth in the attached Fee Schedule dated March 25, 2015. Notwithstanding the foregoing, in the event that the scope of services to be provided by AST is increased substantially, the parties shall negotiate in good faith to determine reasonable compensation for such additional services.

3.02 In the event that the Fund, without terminating this Agreement in its entirety, retains a third-party to provide services, including but not limited to, those set forth in Section 2.01 hereof, the Fund shall pay to AST a reasonable fee to compensate AST for costs associated with interfacing with such third-party as mutually agreed upon by the Fund and AST.
3.03 Notwithstanding section 3.04 hereof, AST reserves the right to request advance payment for out-of-pocket expenditures.
3.04 The Fund agrees to pay all fees and Reimbursable Expenses that it has pre-approved in writing within sixty (60) days following the receipt of a billing notice.  Interest charges will accrue on unpaid balances outstanding for more than ninety (90) days. “Reimbursable Expense” means reasonable travel (airline travel in coach class), lodging (excluding luxury accommodations), meal (excluding alcoholic beverages) and related expenses necessarily incurred by AST personnel in providing services at a Fund location or any other location requested by Fund other than at a Fund location.  All such expenses shall be supported by receipts or other documentation sufficient to establish the nature and cost of such expenses.  “Reimbursable Expense” does not include personal costs such as entertainment, dry-cleaning, etc., or transit time.  Charges for materials purchased on behalf of the Fund shall be Reimbursable Expenses only if pre-approved by the Fund, and the Fund shall have ownership of any such materials for which it pays AST.
3.05 Services required by legislation or regulatory mandate that become effective after the effective date of this Agreement shall be included as part of the standard services.
Section 4.	Representations and Warranties of AST
4.01	AST makes the following representations and warranties to the Fund:
(a)	It is a limited liability trust company duly organized and validly existing in good standing under the laws of the State of New York.
(b)	It is duly qualified to carry on its business in the State of New York.
(c)	It is empowered under applicable laws and by its charter and its limited liability trust company agreement to enter into and perform fully its obligations under this Agreement.
(d)	All requisite corporate proceedings have been taken to authorize it to enter into and perform fully its obligations under this Agreement.
Section 5.	Representations, Covenants and Warranties of the Fund
5.01	The Fund makes the following representations, covenants and warranties to AST:
(a)	It is a Maryland corporation duly organized and validly existing and in good standing under the laws of the State of Maryland.

(b)	It is empowered under applicable laws and governing instruments to enter into and perform fully its obligations under this Agreement.
(c)	All corporate proceedings required by said governing instruments and applicable law have been taken to authorize it to enter into and perform fully its obligations under this Agreement.
(d)	All Shares issued and outstanding as of the date hereof are, and all Shares to be issued during the term of this appointment shall be, duly authorized, validly issued, fully paid and non-assessable.
(e)
All certificates representing Shares which were not issued pursuant to an effective registration statement under the Securities Act of 1933, as amended, bear a legend in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THE SHARES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION FOR THESE SHARES UNDER THE ACT OR AN OPINION OF THE COMPANY’S COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.”
All Shares not so registered were issued or transferred in a transaction or series of transactions exempt from the registration provisions of the Act, and in each such issuance or transfer, the Fund was so advised by its legal counsel.
Section 6.	Reliance and Indemnification
6.01 AST may rely on any written or oral instructions received from any person it believes in good faith to be an officer, authorized agent or employee of the Fund, unless, prior thereto (a) the Fund shall have advised AST in writing that it is entitled to rely only on written instructions of designated officers of the Fund, (b) it furnishes AST with an appropriate incumbency certificate for such officers and their signatures, and (c) the Fund thereafter keeps such designation current with an annual (or more frequent, if required) re-filing.  AST may also rely on advice, opinions or instructions received from the Fund’s legal counsel.  AST may, in any event, rely on advice received from its legal counsel.  AST may rely (a) on any writing or other instruction believed by it in good faith to have been furnished by or on behalf of the Fund or a shareholder of the Fund, including, but not limited to, any certificate, instrument, opinion, notice, letter, stock power, affidavit or other document or security; (b) on any statement of fact contained in any such writing or other instruction which it in good faith does not believe to be inaccurate; (c) on the apparent authority of any person to act on behalf of the Fund or a shareholder of the Fund as having actual authority to the extent of such apparent authority; (d) on the authenticity of any signature (manual or facsimile) appearing on any writing, including, but not limited to, any certificate, instrument, opinion, notice, letter, stock power, affidavit or other document or security; and (e) on the conformity to original of any copy.  AST shall further be entitled to rely on any information, records and documents provided to AST by a former transfer agent or former registrar on behalf of the Fund.

6.02 From and at all times after the date of this Agreement, the Fund covenants and agrees to defend, indemnify, reimburse and hold harmless AST and its officers, directors, employees, affiliates and agents (each, an “AST Indemnified Party”) against any actions, claims, losses, liability or reasonable expenses (including legal and other fees and expenses) incurred by or asserted against any AST Indemnified Party arising out of or in connection with (i) any action(s) taken or not taken in accordance with Section 6.01 hereof, (ii) any action(s) performed pursuant to a direction or request issued by a statutory, regulatory, governmental or quasi-governmental body (AST shall, however, provide the Fund with prior notice when practicable, unless AST is not permitted to do so), or (iii) the enforcement of the indemnity hereunder.  Notwithstanding the foregoing, the Fund shall have no obligation hereunder for such losses incurred as a result of an AST Indemnified Party’s negligence, bad faith or willful misconduct.  AST shall promptly notify (the “AST Indemnity Notice”) the Fund upon receipt of a written assertion of a claim, or of any action commenced against AST; provided, however, that failure by AST to provide such AST Indemnity Notice shall not relieve the Fund of any liability hereunder if no prejudice occurs.  The Fund shall be entitled, upon its election, by written notice given to AST within ten (10) days after the receipt of the AST Indemnity Notice (without prejudice to the right to AST to participate at its expense through counsel of its own choosing), to assume the defense or prosecution of such claim and any action resulting therefrom at its expense and through counsel of its own choosing.  The Fund shall not, in the defense or prosecution of such claim or action, except with AST’s prior written consent, which shall not be unreasonably withheld, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving to AST a release from all liability regarding such claim or litigation.  AST shall cooperate in the defense or prosecution of such claim or litigation.  If the Fund does not assume the defense of any such claim or action, AST may defend against such claim or action in such manner as it may deem appropriate and may settle such claim or action, after receiving the Fund’s written consent, which shall not be unreasonably withheld, on such terms as AST may deem appropriate so long as AST does not enter into any settlement which admits fault on the part of the Fund or creates liability on the part of the Fund.
From and at all times after the date of this Agreement, AST covenants and agrees to defend, indemnify, reimburse and hold harmless the Fund and its officers, directors/trustees, employees and affiliates (each, a “Fund Indemnified Party”) against any actions, claims, losses, liability or reasonable expenses (including legal and other fees and expenses) incurred by or asserted against any Fund Indemnified Party arising out of or in connection with (i) any material misstatement or omission in any and all materials prepared by AST for distribution to shareholders, any other materials prepared by AST and any or all representations made by AST to the extent such representations differ from instructions received under this Agreement or (ii) the enforcement of the indemnity hereunder; provided, however, that AST shall have no obligation hereunder for such losses incurred as a result of a Fund Indemnified Party’s negligence, bad faith or willful misconduct.  The Fund shall promptly notify (the “Fund Indemnity Notice”) AST upon receipt of a written assertion of a claim, or of any action commenced against the Fund; provided, however, that failure by the Fund to provide such Fund Indemnity Notice shall not relieve AST of any liability hereunder if no prejudice occurs.  AST shall be entitled, upon its election, by written notice given to the Fund within ten (10) days after the receipt of the Fund Indemnity Notice (without prejudice to the right to the Fund to participate at its expense through counsel of its own choosing), to assume the defense or prosecution of such claim and any action resulting therefrom at its expense and through counsel of its own choosing. AST shall not, in the defense or prosecution of such claim or action, except with the Fund’s prior written consent, which shall not be unreasonably withheld, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving the Fund Indemnified Parties a release from all liability regarding such claim or litigation.  The Fund shall cooperate in the defense or prosecution of such claim or litigation.  If AST does not assume the defense of any such claim or action, the Fund may defend against such claim or action in such manner as it may deem appropriate and may settle such claim or action, after receiving AST’s consent, which shall not be unreasonably withheld, on such terms as the Fund may deem appropriate so long as the Fund does not enter into any settlement which admits fault on the part of AST or creates liability on the part of AST.
6.03 If AST receives a stock certificate not reflected in its records, AST will research records, if any, delivered to it upon its appointment as transfer agent from a prior transfer agent (or from the Fund). If such records do not exist or if such certificate cannot be reconciled with such records, then AST will notify the Fund. If neither the Fund nor AST is able to reconcile such certificate with any records (so that the transfer of said certificate on the records maintained by AST would create an overissue), the Fund shall either increase the number of its issued shares, or acquire and cancel a sufficient number of issued shares, to correct the overissue.
6.04 The foregoing indemnities shall not terminate on termination of this Agreement, and they are irrevocable. AST’s and the Fund’s acceptance of the terms of this Agreement, evidenced by either party performing its duties hereunder for any period, shall be deemed sufficient consideration for the foregoing indemnities.
Section 7.	Standard of Care
AST shall, at all times, act in good faith.  AST agrees to use its commercially reasonable efforts, within reasonable time limits, to ensure the accuracy of all services performed under this Agreement.
Section 8.	Limitations on AST’s Responsibilities
AST shall not be responsible for the validity of the issuance, presentation or transfer of stock; the genuineness of endorsements; the authority of presentors; or the collection or payment of charges or taxes incident to the issuance or transfer of stock. AST may, however, delay or decline an issuance or transfer if it deems it to be in its or the Fund’s best interests to receive evidence or assurance of such validity, authority, collection or payment. AST shall not be responsible for any discrepancies in its records or between its records and those of the Fund due to discrepancies in the records of the Fund or the records of any predecessor transfer agent or predecessor registrar prior to AST’s appointment. AST shall not be deemed to have notice of, or to be required to inquire regarding, any provision of the Fund’s charter, certificate of incorporation, or by-laws, any court or administrative order, or any other document, unless it is specifically advised of such in a writing from the Fund, which writing shall set forth the manner in which it affects the Shares. In no event shall AST be responsible for any transfer or issuance not effected by it.
IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY FOR ANY INCIDENTAL, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR FOR ANY LOSS OF PROFITS OR REVENUE.

Section 9.	Covenants of the Fund and AST
9.01 AST agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for the safekeeping of stock certificates.
9.02 AST shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable.  AST agrees that all such records prepared or maintained by it relating to the services performed hereunder are the property of the Fund and will be preserved, maintained and made available to the Fund in accordance with the requirements of law, and will be surrendered promptly to the Fund on and in accordance with its request, provided that the Fund has satisfactorily performed its obligations under Sections 3, 10.03 and 10.05 hereof, to the extent applicable, except that any fees or expenses owed by the Fund that are the subject of a reasonable dispute between the Fund and AST and of which AST has received written notice from the Fund of such dispute, shall not be included in the determination of whether the Fund’s obligations have been satisfactorily performed under this Section.  Notwithstanding the foregoing, except as required by Section 9.09(k), AST shall be entitled to destroy or otherwise dispose of records belonging to the Fund in accordance with AST’s standard document and record retention practices and/or procedures, subject to any regulatory requirements applicable to retaining books and records under this Agreement.
9.03 AST acknowledges that it will acquire information and data from the Fund, and such information and data are confidential and proprietary information of the Fund (collectively, “Confidential Information”). Confidential Information may include, but shall not be limited to, information related to clients, business plans, shareholders, business processes, and other related data, all in any form whether electronic or otherwise, that AST acquires in connection with this Agreement. Confidential Information will not include, however, any information that (i) was in the possession of AST at the commencement of the services contemplated under this Agreement, (ii) became part of the public domain through no fault of AST (iii) became rightfully known to AST or its affiliates through a third party with no obligation of confidentiality to the Fund, or (iv) is independently developed by AST (only to the extent that such independently developed information did not utilize any Confidential Information of the Fund).  AST agrees not to disclose the Confidential Information to others (except as required by law or permitted by AST’s privacy policy then in effect) or use it in any way, commercially or otherwise, except in performing services hereunder, and shall not allow any unauthorized person access to the Confidential Information. AST agrees to exercise at least the same degree of care as it uses with regard to its own confidential information, but in no event less than reasonable degree of care, in protecting the Confidential Information and Franklin NPI (as defined below).  Except as required in Section 9.09(e), AST shall promptly report to the Fund any breaches in security that may affect the Fund and will specify the corrective action to be taken.
9.04  For purposes of this Agreement, “Franklin NPI” shall include the information of current or former Customers as defined below.  “Customers” shall include any and all Franklin registered investment company shareholders and any individual receiving a financial product or service from Franklin.  Franklin NPI of its Customers includes, but is not limited to, names, addresses, social security numbers, account numbers, investment selections, transaction history, and the fact that an individual has a financial relationship with Franklin and any such information or data regarding Customers that AST derives from interactions with Franklin or any aggregation or derivation thereof.

9.05 AST agrees to keep confidential Franklin NPI to perform the services described under this Agreement or any addendum or amendment thereto.  In no event shall AST use Franklin NPI for any purpose other than to perform the services hereunder and AST is expressly prohibited from contacting or marketing to Customers through any means or for any purpose not expressly provided for in this Agreement.
9.06 AST agrees to restrict access to such Franklin NPI to its employees, subcontractors, affiliates, or subsidiaries who need to use or see such information to perform the services hereunder, and expressly hold those employees, subcontractors, affiliates, or subsidiaries to obligations of confidentiality and non-disclosure at least as stringent as the requirements imposed on AST in that regard by this Agreement.  AST further agrees to conduct background checks on employees who may come into contact with or have access to Franklin NPI and the results of those checks will not – as to any AST employee given access to Franklin NPI – have revealed any negative information of such a nature that a reasonable person would deny the person who is the subject of such a negative report access to sensitive or confidential information.  Any contract or subcontract between AST and a third-party subcontractor must expressly subject the subcontractor to the same duties as AST has under this Agreement.
9.07 AST represents, warrants and covenants to the Fund that it is in compliance with, and agrees that it will continue for the duration of this Agreement to comply with, all applicable laws pertaining to the privacy and security of Franklin NPI.  In addition to the foregoing, AST agrees to return or destroy, at the Fund’s option, all Franklin NPI (except for one copy as required by law or regulation) upon termination of this Agreement or upon specific instruction from the Fund and will certify to the Fund that all Franklin NPI has been returned or destroyed.
9.08 AST agrees to maintain appropriate administrative, technical, and physical measures designed to:  (i) ensure the security and confidentiality of Franklin NPI, (ii) protect against any anticipated threats or hazards to the security or integrity of Franklin NPI, and (iii) protect against any unauthorized access to or use of Franklin NPI.  AST will maintain such measures at all times and review the adequacy of its measures on a regular basis.
9.09 In addition to any measures AST maintains to meet those requirements in Section 9.08, AST specifically agrees to the following:
(a)
AST will ensure that all physical embodiments of Franklin NPI AST receives from the Fund or its affiliates, including without limitation, computer tapes, disks and written materials, are stored in secure locations at all times.

(b)	AST will not transmit or store Franklin NPI electronically unless the same is encrypted.
(c)
AST will maintain access controls on electronic systems containing Franklin NPI including controls to authenticate and permit access only to authorized individuals and controls to prevent employees from providing confidential or sensitive information to unauthorized individuals, and will maintain access restrictions at physical locations containing Franklin NPI to permit access only to authorized individuals.

(d)	AST will have measures in place to protect against destruction, loss, or damage of Franklin NPI due to environmental hazards, such as fire and water damage.
(e)
AST will have monitoring systems in place to detect actual and attempted improper access to and improper disclosure of Franklin NPI.  Furthermore, AST will notify the Fund pursuant to Section 13 if any Franklin NPI is accessed, or reasonably believed to have been accessed, by an unauthorized party, or improperly disclosed by AST contrary to this Agreement within 24 hours of AST’s discovery of such improper access/disclosure.  AST shall provide the Fund with detailed information regarding the nature of the improper access/disclosure, the identity of the Customers impacted and the corrective action taken by AST to address the improper access/disclosure.

(f)
In the event of an improper disclosure or unauthorized disclosure of Franklin NPI, AST shall, at its own expense, immediately investigate such disclosure and report its findings to the Fund; provide the Fund with a timely remediation plan, acceptable to the Fund, to address the disclosure; and remediate such disclosure in accordance with such approved plan to the reasonable satisfaction of the Fund.  Without limiting the foregoing, AST will reimburse the Fund for all reasonable and documented expenses incurred by the Fund with prior approval of AST, which shall not be unreasonably withheld, in remediating such improper or unauthorized disclosure and in providing any notification required by federal or state law.

(g)	AST agrees to maintain ISO 27002 (or its successor) as its security standard for all systems that may contain Franklin NPI.
(h)
AST agrees to provide the Fund annually with a copy of an independent in-depth audit report (SSAE16 or equivalent independent third party assessment) of AST’s controls over information technology and related processes specifically including adequate controls and safeguards over Franklin NPI.  AST also agrees to provide the Fund annually with a copy of the results of an “ethical hack” covering the security strength of AST’s web environment.  AST will permit the Fund and its applicable regulator(s) to conduct, at times of the Fund’s choosing, reasonable inspections of AST’s premises and audits of its measures designed to protect Franklin NPI.  AST shall maintain appropriate logs of processing operations affecting Franklin NPI sufficient to allow the Fund to audit AST’s compliance with this Agreement.

(i)
AST will not place Franklin NPI on portable storage devices (including but not limited to “thumb drives”) or laptop computers unless the same is encrypted, and will not allow computers on which Franklin NPI has been stored to leave its premises unless the same is encrypted.  AST will disable USB ports on computer equipment on which Franklin NPI is stored until such time as such Franklin NPI is removed or deleted.

(j)	AST shall notify the Fund within one business day of any legally binding request for personal data from law enforcement unless prohibited from doing so by law.
(k)	AST shall preserve Franklin NPI and provide the Fund with access to such Franklin NPI in the form in which it is maintained in the ordinary course of its business.
(l)	AST must provide the Fund at all times with a current, accurate and up-to-date list of all locations in which Franklin NPI is or may be processed.
Section 10.	Term and Termination
10.01 The initial term of this Agreement shall be three (3) years from the date first referenced above and the appointment shall automatically be renewed for further one (1) year successive terms without further action of the parties, unless written notice is provided by either party at least sixty (60) days prior to the end of the initial three (3) year term or any subsequent one (1) year term.  The term of this Agreement shall be governed in accordance with this paragraph, notwithstanding the cessation of active trading in the capital stock of the Fund.
10.02 In the event that AST commits any breach of its material obligations under this Agreement, and such breach remains uncured for more than thirty (30) days after written notice by the Fund (which notice shall explicitly reference this provision of the Agreement), the Fund shall be entitled to terminate this agreement with no further payments other than (a) payment of any amounts then outstanding under this Agreement and (b) payment of any amounts required pursuant to Section 10.05 hereof.
10.03 In the event that the Fund terminates this Agreement other than pursuant to Sections 10.01 or 10.02 hereof, unless the termination of the Agreement is due to the liquidation, merger or other corporate action of the Fund, the Fund shall be obligated to immediately pay all amounts that would have otherwise accrued during the term of the Agreement pursuant to Section 3 hereof, as well as the charges accruing pursuant to Section 10.05 hereof.  In the case of a liquidation, merger or other corporate action of the Fund, the Fund will provide AST with sixty (60) days written of such termination or merger.  The Fund shall be obligated to pay any additional fees or charges in connection with the liquidation, merger or other corporate action of the Fund as mutually agreed upon in writing by both parties.
10.04 In the event that the Fund commits any breach of its material obligations to AST, including non-payment of any amount owing to AST, and such breach remains uncured for more than ninety (90) days, AST shall have the right to terminate this Agreement.   Notwithstanding the foregoing, to the extent that any payments due from the Fund are the subject of a reasonable dispute between the Fund and AST and AST has received written notice from the Fund of such dispute, such fees will not be subject to this Section 10.04.
10.05 Should the Fund elect not to renew this Agreement or otherwise terminate this Agreement, AST shall be entitled to reasonable additional compensation not to exceed $5,500 for the service of preparing records for delivery to its successor or to the Fund, and for forwarding and maintaining records with respect to certificates received after such termination.  AST will perform its services in assisting with the transfer of records in a diligent and professional manner.

Section 11.	Force Majeure
Provided that each party maintains in effect at all times reasonable business continuity and disaster recovery procedures, neither party shall be liable for failure or delay in the performance of its obligations under this Agreement if such failure or delay is due to causes beyond its reasonable control, including but not limited to Acts of God (including fire, flood, earthquake, storm, hurricane or other natural disaster), war, invasion, act of foreign enemies, hostilities (regardless of whether war is declared), civil war, rebellion, revolution, insurrection, military or usurped power or confiscation, terrorist activities, nationalization, government sanction, blockage, embargo, labor dispute, strike, lockout or interruption or failure of electricity or telephone service or any other force majeure event. The Fund is not entitled to terminate this Agreement under Section 10 (Term and Termination) in such circumstances unless AST is unable to perform its obligations for a continuous period of sixty (60) days unless AST has not maintained adequate or reasonable business continuity and disaster recovery procedures, in which case the Fund may terminate the agreement immediately.

Section 12.	Assignment
Neither this Agreement, nor any rights or obligations hereunder, may be assigned by either party without the written consent of the other party, which shall not be unreasonably withheld.
Section 13.	Notices
Any notice or communication by AST or the Fund to the other is duly given if in writing and delivered in person or mailed by first class mail (postage prepaid) or overnight air courier to the other’s address:
If to the Fund:
Templeton Dragon Fund, Inc.
Attn: Fund Secretary
300 S.E. 2nd Street
Fort Lauderdale, Florida 33301-1923
Tel: (954) 527-7500

If to AST:
American Stock Transfer & Trust Company, LLC
Attn: Relationship Manager
6201 15th Avenue
Brooklyn, NY 11219
Tel: (718) 921-8200

With a copy to:
American Stock Transfer & Trust Company, LLC
Attn: General Counsel
6201 15th Avenue
Brooklyn, NY 11219
Tel: (718) 921-8200

AST and the Fund may, by notice to the other, designate additional or different addresses for subsequent notices or communications.
Section 14.	Successors
All the covenants and provisions of this Agreement by or for the benefit of the Fund or AST shall bind and inure to the benefit of their respective successors and assigns hereunder.
Section 15.	Amendment
This agreement may be amended or modified by a written amendment executed by both parties hereto.
Section 16.	Severability
If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  To the extent that any provision hereof is deemed to be unenforceable under applicable law, it shall be deemed replaced by an enforceable provision to the same or nearest possible effect.
Section 17.	Governing Law
This Agreement shall be governed by the laws of the State of New York.
Section 18.	Jurisdiction and Venue
In the event that any party hereto commences a lawsuit or other proceeding relating to or arising from this Agreement, the parties hereto agree that the United States District Court for the Southern District of the State of New York shall have the sole and exclusive jurisdiction over any such proceeding.  If such court lacks federal subject matter jurisdiction, the parties hereto agree that the Supreme Court of the State of New York within New York County shall have sole and exclusive jurisdiction.  Any final judgment shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Any of these courts shall be proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum. The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts. Each party hereto irrevocably and unconditionally waives any right to a trial by jury and agrees that any of them may file a copy of this section of this Agreement with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties hereto irrevocably to waive the right to trial by jury in any litigation related to or arising under this Agreement.
Section 19.	Compliance with Laws
AST represents, covenants and warrants that it complies and shall cause its authorized agents and, in the case of services where subcontracting has been authorized by Fund, subcontractors to comply with all laws concerning performance of AST’s obligations and duties arising under this Agreement.  It is understood and agreed that such laws include, but are not limited to, federal, state, local, equal employment opportunity, compensation, benefit, immigration, rights of the disabled, the Foreign Corrupt Practices Act of 1977, 15 U.S.C. § 78dd-1, et seq., the United Kingdom Bribery Act of 2010, and any other laws which may be deemed applicable.  AST further represents, warrants and covenants that AST has policies and procedures in place sufficient to ensure compliance with such laws (including those related to the safekeeping of Consumer Information), and in the case of any authorized agents or subcontractors, that such agents and subcontractors have similarly sufficient policies and procedures. AST shall provide to Fund, upon request by Fund, evidence of compliance with this Section 19.

Section 20.	Descriptive Headings
Descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
Section 21.	Third Party Beneficiaries
The provisions of this Agreement are intended to benefit only AST and the Fund and their respective successors and assigns.  No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries hereof.
Section 22.	Survival
All provisions regarding indemnification and liability shall survive the termination of this Agreement.
Section 23.	Merger of Agreement
This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.
Section 24.	Counterparts
This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by one of its officers thereunto duly authorized, all as of the date written below, effective as of the Effective Date.

DATED: March 25, 2015

TEMPLETON DRAGON FUND, INC.

By:
Name: Lori A. Weber
Title: Vice President and Secretary
Date: March 25, 2015

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:
Name:
Title:
Date:

EXHIBIT A

The Fund is authorized to issue the following shares/units:

Class of Stock	Par Value	Number of Shares/Units Authorized
Capital Stock	$0.01 Par Value	100 million shares authorized